Exhibit (a)(7)

VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

ARTICLES OF AMENDMENT

Virtus Global Dividend & Income Fund Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:           Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Virtus Total Return Fund Inc.

SECOND:     The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:         These Articles of Amendment shall become effective at 9:02 a.m. EST on November 18, 2019.

FOURTH:     The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on this 8th day of November, 2019.

ATTEST:		VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

By:	/s/Linda J. Miller	By:	/s/William J. Renahan	(SEAL)
	Linda J. Miller, Assistant Secretary		William J. Renahan, Vice President